Exhibit 19.1
THE HOME DEPOT
INSIDER TRADING POLICY
POLICY OVERVIEW:
The Home Depot’s Insider Trading Policy summarizes the restrictions on securities transactions. These restrictions are imposed by federal securities laws and the policies of The Home Depot and its subsidiaries regarding transactions in publicly-traded securities.
Translated versions of this Policy are available by contacting Corporate Compliance by email at corporate_compliance@homedepot.com.

INTRODUCTION
Home Depot is dedicated to conducting itself with integrity in all matters, including compliance with the federal securities laws. This Insider Trading Policy sets forth summaries of the restrictions on securities transactions imposed by the federal securities laws and the policies of The Home Depot, Inc., its affiliates and subsidiaries (collectively, “Home Depot” or the “Company”) regarding transactions in publicly-traded securities.
The Insider Trading Policy applies to all members of the Board of Directors (“Directors” and the “Board”), associates (employees), and independent contractors, advisors and consultants employed or engaged by Home Depot (collectively referred to as “THD Personnel”). This Policy extends to trading of any securities in which THD Personnel have a “beneficial” or pecuniary interest, including purchases or sales of securities held by or for the benefit of a spouse, domestic partner, or children living in the household, and any family members who do not reside with THD Personnel but are financially dependent on THD Personnel or whose transactions in the securities are directed by THD Personnel or are subject to their influence and control, and securities held by other entities that THD Personnel control, such as corporations, partnerships and trusts. The purpose of this Policy is to protect THD Personnel and Home Depot from legal liability and to safeguard Home Depot’s reputation for integrity. As a result, the policy and procedures implemented under this Policy are designed not only to prevent violations of the securities laws and protect THD Personnel, but also to avoid any appearance of impropriety arising from securities transactions by THD Personnel. Violations of this Policy may result in severe sanctions, up to and including termination of employment or other relationship with Home Depot.
STATEMENT OF POLICY
The antifraud provisions of the Securities Exchange Act of 1934 (the “Exchange Act”) impose certain restrictions on all persons with respect to trading in securities. More specifically, these provisions prohibit trading on the basis of material non-public information relating to such securities in breach of a duty of trust or confidence to the company issuing the securities (such as a breach of a confidentiality agreement or the terms and conditions of employment), the company’s shareholders, or another person or company that is the source of the material non-public information.
Trading “on the basis of material non-public information” generally means making a purchase or sale while aware of material non-public information, unless the purchase or sale is contracted for or arranged prior to becoming aware of material non-public information and in a manner that does not permit any subsequent exercise of influence over how, when or whether to effect the purchase or sale. In addition, the federal securities laws prohibit the disclosure of material non-public information to enable another person to trade on the basis of that information.
The term “trading” refers to all purchases and sales, and, with respect to Home Depot securities, charitable and other bona fide gifts. The term “securities” includes not only common stock, but also preferred stock, bonds, notes, options, warrants, puts, calls, and other equity and debt instruments. “Material non-public information” is information that is not available to the general public relating to a company, its business operations or securities, which would likely affect the market price of any of its securities, would be considered important by a reasonable investor in determining whether to buy, sell or hold the company’s securities, or would significantly alter the total mix of information publicly available about the company. Examples of this kind of information may include, among many other things, sales and earnings estimates or results, the number of stores projected to be opened, plans for expansion into new markets, details of merger and acquisition activity, internal financial reports, significant developments in litigation or regulatory matters, certain cybersecurity incidents or significant cybersecurity risk, and senior management changes. Trading on the basis of material non-public information and improperly disclosing that information to others who may trade on the basis of the information are commonly known as “insider trading” and “tipping,” respectively. In general, you should assume that all information about Home Depot that you receive from any source (whether in the course of your service to Home Depot or otherwise) is “non-public” unless you are certain that the information has been publicly disclosed for at least one business day.
In addition to the general prohibitions against insider trading and tipping, the federal securities laws specifically prohibit Directors, certain officers, and owners of ten percent (10%) or more of a publicly traded company from engaging in securities transactions that are only profitable if the price of the company’s securities declines. These “short sales” create a conflict of interest for individuals who have a duty to act in a manner that they reasonably believe to be in the best interests of the issuing company. Insider trading and tipping by THD Personnel may result in substantial liability to Home Depot and criminal and civil liability for the individual(s) involved. Accordingly, it is Home Depot’s policy to prohibit THD Personnel from trading on the basis of, or improperly disclosing, material non-public information and to prohibit short sales of Home Depot’s securities by Directors, officers and owners of ten percent (10%) or more of Home Depot’s equity securities.
It is also the policy of Home Depot that Home Depot itself will not trade in the Company’s securities while aware of material non-public information relating to Home Depot or its securities, as applicable, except, with respect to share repurchases, pursuant to a plan compliant with Rule 10b5-1 under the Exchange Act that was established at a time when the Company was not aware of such information.
Home Depot Restrictions Applicable to All THD Personnel
It is Home Depot’s policy that all THD Personnel are required to refrain from trading in the securities of Home Depot or any other company which: (1) has a business relationship with the Company, such as the Company’s customers, suppliers, vendors, service providers, or joint venture partners; or (2) Home Depot is evaluating a potential transaction or business relationship, in each case on the basis of material non-public information relating to Home Depot or such other company that was obtained in the course of providing services to or employment with Home Depot and has not been available to the public for at least one business day. Information is generally considered to be “available to the public” or “publicly disclosed” if it has been disclosed in a nationally distributed press release, included in a filing with the Securities and Exchange Commission or other governmental agency that makes such information available to the public or disclosed through another method that is designed to provide broad non-exclusionary distribution of the information to the public. As noted above, you should assume that all information about Home Depot that you receive from any source (whether in the course of your service to Home Depot or otherwise) is “non-public” unless you are certain that the information has been publicly disclosed for at least one business day.
In addition, THD Personnel may not disclose material information relating to Home Depot or any other company that was obtained in the course of providing services to or employment with Home Depot to any other person, except when that other person needs to know the information in order for Home Depot to effectively conduct business, and there is no reason to believe that the information will be used for improper trading or inappropriately disclosed by that person until the information has been available to the public for at least one business day. Additional guidance on public disclosures is provided in our Investor Relations Disclosure and Communications Policy (available on MyApron). Under no circumstances may THD Personnel recommend or suggest to another person that he or she buy, sell or hold securities of Home Depot on the basis of material non-public information. THD Personnel should, in general, avoid discussing Home Depot business with non-THD Personnel, including suggestions or recommendations related to Home Depot’s securities.
Home Depot Restrictions Applicable to Directors, Section 16 Officers and Other Designated Associates
In addition to the general restriction applicable to all THD Personnel set forth above, Home Depot’s policy prohibits Directors, Section 16 Officers (as defined below), and other Designated Associates (as defined in the attached guidelines) from trading in Home Depot’s securities, except during “window periods” or pursuant to a previously established written trading plan that complies with Rule 10b5-1 under the Exchange Act (a “10b5-1 Plan”) and this Policy. A window period is generally the period beginning twenty-four (24) hours after the issuance of a press release regarding the Company’s quarterly or annual earnings and ending the last day of the second (2nd) fiscal month of each fiscal quarter, although the General Counsel and Chief Financial Officer may, in their discretion, extend, reduce or otherwise modify the window periods. A period that does not fall within the window period is referred to as a blackout period. Home Depot may impose additional blackout periods affecting all or some of the Directors, Section 16 Officers (as defined below) and other Designated Associates, or other associates in connection with certain retirement plan blackouts or as a result of business developments. During these blackout periods, no purchases or sales of Home Depot’s securities may be made. Home Depot will provide appropriate notice of any additional blackout periods. It is the associate’s responsibility to observe any applicable blackout periods.
A 10b5-1 Plan must be reviewed and approved by the General Counsel or the General Counsel’s designee prior to adoption and cannot be adopted during a blackout period. In addition, a 10b5-1 Plan (i) must be entered into at a time when the individual entering into the plan is not aware of material non-public information and (ii) must comply with all of the requirements of Rule 10b5-1, including any mandatory cooling-off periods as well as any other mandatory procedures.
Home Depot Restrictions Applicable to Directors and Section 16 Officers
In addition to the general restrictions set forth above, officers who are subject to the reporting requirements under Section 16 of the Exchange Act (“Section 16 Officers”) and Directors are required to obtain pre-clearance of all transactions in or affecting Home Depot’s securities (including not only purchases and sales, but also gifts, and other types of transfers) from the General Counsel or the General Counsel’s designee (other than transactions pursuant to a 10b5-1 Plan that has been pre-approved by the General Counsel).
To obtain pre-clearance for transactions, Directors and Section 16 Officers must provide the General Counsel or the General Counsel’s designee with information regarding the proposed trade or transfer, including the type of transaction and the number of securities, no later than one business day prior to the date on which the transaction is proposed. The General Counsel or the General Counsel’s designee will seek to either clear the trade or decline approval of the transaction within one business day. The fact that the General Counsel or the General Counsel’s designee has declined to pre-clear a proposed trade is confidential information and should only be disclosed on a “need to know” basis to persons who have an obligation to maintain confidential information. If the General Counsel or the General Counsel’s designee approves a proposed transaction, that transaction must be effected within two business days following the approval of the proposed transaction or the pre-clearance expires. However, if the Director or Section 16 Officer becomes aware of material non-public information before the approved transaction is executed, that person should not effect the transaction. Within one business day following a pre-cleared transaction, the Director or Section 16 Officer must provide details of the transaction to the General Counsel or the General Counsel’s designee.
Directors and Section 16 Officers, just like all other THD Personnel, are cautioned that the ultimate responsibility for determining whether they possess material non-public information rests with each of them individually. Accordingly, approval of a particular transaction under the pre-clearance procedure will not necessarily insulate any Director or Section 16 Officer from liability under the federal securities laws.
The General Counsel or the General Counsel’s designee may consider a broad range of factors in determining whether to clear or prohibit a proposed transaction, including material business developments known and not yet known to the Director or Section 16 Officer wishing to trade and the timing of other events or announcements.
Restrictions on Hedging, Derivative Transactions, and Pledging
Directors, Section 16 Officers and all other THD Personnel are prohibited from entering into hedging or monetization transactions designed to limit the financial risk of ownership of Home Depot securities. These include prepaid variable forward contracts, equity swaps, collars, exchange funds and other similar transactions, as well as speculative transactions in derivatives of Home Depot’s securities, such as puts, calls, options (other than those granted under a Home Depot compensation plan) or other derivatives.
Section 16 Officers and Directors are also prohibited from using Home Depot securities as collateral, including pledging Home Depot stock as collateral in connection with a loan, whether recourse or non-recourse, and opening margin accounts with Home Depot stock. Important additional information for other THD Personnel regarding pledging and margin arrangements appear in the guidelines below under “Does the Policy prohibit using Home Depot securities as collateral?”
ANYONE IN DOUBT ABOUT THE APPLICATION OF THE INSIDER TRADING POLICY MUST CONSULT WITH AND SEEK THE APPROVAL OF THE GENERAL COUNSEL (OR HIS OR HER DESIGNEE) BEFORE PROCEEDING WITH ANY TRANSACTION INVOLVING THE SECURITIES OF THE HOME DEPOT OR OTHER COMPANIES COVERED BY THIS POLICY. A VIOLATION OF THE INSIDER TRADING POLICY MAY RESULT IN SEVERE SANCTIONS, UP TO AND INCLUDING TERMINATION OF EMPLOYMENT OR OTHER RELATIONSHIP WITH THE HOME DEPOT.

Policy Amendments
The Nominating and Corporate Governance Committee of the Board will periodically review this Policy and recommend to the Board any substantive amendments it deems necessary or appropriate. The General Counsel may make such other amendments to the Policy as the General Counsel deems necessary or appropriate.
INSIDER TRADING POLICY GUIDELINES
Who is a Designated Associate?
A Designated Associate for purposes of this Policy includes (1) every Vice President and more senior officer of Home Depot and (2) as more fully described below, each individual who is expressly determined to be a Designated Associate and whose name is listed on the Designated Associate List maintained by the Legal Department.
If you are not a Vice President or more senior officer, a Vice President or more senior officer of Home Depot can designate you as a Designated Associate. While the officer making this determination may consider such factors as he or she considers prudent under the circumstances, Designated Associates generally are associates who have primary (rather than incidental or infrequent) job responsibilities that include significant access to, knowledge of, and involvement in circumstances that constitute non-public information that is material to Home Depot as a whole. If for any reason you believe you fall within the criteria described above but you have not been designated as a Designated Associate, you should contact your supervisor to discuss your situation.
How do I know if I am a Designated Associate?
If you are a Vice President or more senior officer of Home Depot, you are a Designated Associate. For all other Home Depot associates, as described above, a Vice President or more senior officer must have expressly designated you as a Designated Associate. In this case, you will be formally notified of the designation, and your name will be added to the Designated Associate List. To the extent you have not already done so, you will also be asked to sign a certification stating that you have read this Policy and that you understand your obligations as a Designated Associate.
Does this policy apply only to Home Depot’s securities?
No, our policy prohibits the trading of securities of Home Depot or any other company which: (1) currently has a business relationship with the Company, such as the Company’s customers, suppliers, vendors, service provider or joint venture partners; or (2) Home Depot is evaluating a potential transaction or business relationship, in each case if you are aware of material non-public information about Home Depot or such other company obtained in the course of providing services to or employment with Home Depot and has not been available to the public for at least one business day.
You should also note that trading of the securities of other economically-linked companies, such as a home improvement competitor with a “market connection” to Home Depot, on the basis of material non-public information obtained in the course of providing services to or employment with Home Depot could be viewed by the SEC to constitute insider trading in violation of federal securities laws.

If you have any doubts or questions about the application of this Policy to trading in the securities of Home Depot or another company, you should contact the Legal Department.
What restrictions apply to me as a Designated Associate?
In addition to the general restrictions applicable to all THD Personnel, the Policy prohibits Directors and Designated Associates from trading in Home Depot’s securities, except during “window periods” or pursuant to a previously established 10b5-1 Plan that complies with this Policy. Associates subject to window periods must ensure that any transactions in Company securities, regardless of the broker or investment advisor holding the shares, are made in accordance with the Policy, including only trading during applicable window periods. To the extent you have not already done so, you will also be asked to complete training on these requirements and sign a certification stating that you have read this Policy and that you understand your obligations as a Designated Associate.
What is material non-public information?
Material non-public information is confidential information that is not available to the public relating to a company, its business operations, or securities, which would be likely to affect the market price of any of its securities, would be considered important by a reasonable investor in determining whether to buy, sell, or hold the company’s securities or would significantly alter the total mix of information publicly available about the company. Material information about a company can be positive or negative. Examples of material information may include, but are not limited to:
•earnings, revenues or other financial information;
•financial forecasts of any kind, particularly our ability to meet previous Home Depot forecasts and the investment community’s estimates;
•business conditions, including sales volumes, margins and conditions affecting our industry;
•potential mergers, acquisitions, dispositions, tender offers, joint ventures or changes in assets;
•introduction of significant new products or services or developments with respect to existing products and services;
•developments regarding customers or suppliers, including the gain or loss of customers or suppliers;
•business development initiatives and strategies;
•changes in the control or management of Home Depot;
•change in auditors or auditor notification that Home Depot may no longer rely on an auditor’s audit report;
•changes in critical accounting policies or practices;
•borrowing activities or liquidity problems;
•events related to our securities (e.g., stock splits, calls for redemption, dividend changes, securities offerings or share repurchases);
•major litigation or regulatory matters;
•certain cybersecurity incidents or significant cybersecurity risk; and
•changes in long-term debt ratings.

Whether information is material in a given situation is determined with the benefit of “20-20” hindsight. If you have any doubts, you should presume that information pertaining to Home Depot or any other company obtained in the course of providing services to Home Depot is material and not public.
When is information considered public?
Information is considered to be public after it has been disclosed for one business day following a nationally-distributed press release, included in a filing with the Securities and Exchange Commission or other governmental agency that makes the information available to the public, or disclosed through another method that is designed to provide broad non-exclusionary distribution of the information.
How do I act to avoid tipping someone about material non-public information?
You should be careful to ensure that all material non-public information about Home Depot remains confidential. To be sure you do not tip someone:
•only disclose material non-public information to other associates on a “need to know” basis for authorized Home Depot business purposes;
•mark material non-public information “Confidential” so that everyone knows that it should be kept confidential and keep the information somewhere not generally accessible to others;
•refer questions about Home Depot from the media to the Public Relations Department and from investors or financial analysts to the Investor Relations Department;
•never discuss Home Depot in an internet chat room, on a social media site or on a non-company website;
•never give trading advice of any kind to anyone concerning Home Depot securities; and
•never discuss material non-public information in public areas where others could overhear it.
THD Personnel should, in general, avoid discussing Home Depot business with non-THD Personnel, including suggestions or recommendations related to Home Depot’s securities.
What are the penalties for violating the insider trading laws?
Potential penalties for an insider trading violation include lengthy terms of imprisonment as well as substantial criminal fines (no matter how small the profit gained or loss avoided) and significant civil penalties. If Home Depot fails to take appropriate steps to prevent illegal insider trading, Home Depot may have “controlling person” liability for trading violations, with potential significant criminal and civil penalties. The civil penalties can extend personal liability to Home Depot’s Directors, officers, and other supervisory personnel if they fail to take appropriate steps to prevent insider trading.
Any THD Personnel found by Home Depot to have violated the securities laws (whether or not prosecuted or sued by any government authority or private party) or to have violated the Policy may be subject to severe sanctions, up to and including termination of employment or other relationship with Home Depot, and to possible claims by Home Depot for damages sustained by reason of their activities.

May I always trade within the window period?
Not if you have material non-public information. While you can usually trade during open window periods because material information about Home Depot has been publicly disclosed through the earnings release made before the window period began, you may never trade on the basis of material non-public information. Additionally, Directors and Section 16 Officers must pre-clear all transactions in or affecting the securities of Home Depot through the General Counsel or his or her designee (other than transactions pursuant to a 10b5-1 Plan that has been pre-approved by the General Counsel).
Does the Policy apply to the Home Depot Stock Fund or the Schwab Brokerage Window within the FutureBuilder 401(k) Plan?
Yes. You should note, however, that the Stock Fund is no longer available for new contributions after September 16, 2008, although existing Stock Fund balances were unaffected by this change. Also, effective September 17, 2008, participants may purchase individual securities, including shares of Home Depot, through the Schwab brokerage window within FutureBuilder.
If the trading window is closed, Designated Associates may not: (1) enter into transactions affecting any Stock Fund balances; (2) enter into transactions affecting any Home Depot shares held in the Schwab brokerage window; and (3) obtain a loan or distribution from the Stock Fund or through liquidation of Home Depot shares held in the Schwab brokerage window. Notwithstanding the foregoing, if the trading window is closed, Designated Associates may purchase Home Depot shares through the Schwab brokerage window pursuant to a standing investment election made during an open window period when the Designated Associate was not aware of material non-public information. Distributions from the Stock Fund or from the Schwab brokerage window when the trading window is closed may also be made pursuant to a qualified domestic relations order.
Does the Policy apply to the Employee Stock Purchase Plan (ESPP)?
Yes. Decisions to participate in the ESPP, to change your level of participation, to cease your participation, or to sell shares purchased via the ESPP are subject to the Policy. Accordingly, Designated Associates may only make these decisions when the trading window is open. Ongoing investments, because they are made pursuant to standing elections, are not subject to the Policy and may take place when the window is closed.
Does the Policy apply to DepotDirect (DSPP)?
Yes. The Policy applies to DepotDirect, the Direct Stock Purchase Plan. Designated Associates who participate in DepotDirect may not do the following if the trading window is closed: (1) make optional cash investments, (2) change the level of your automatic monthly investment, or (3) sell shares. Dividends, however, may be reinvested pursuant to a standing election even if the window is closed.
Are charitable or other gifts of Home Depot securities covered under the Policy?
Yes, charitable and other bona fide gifts of Home Depot securities are subject to the restrictions of the Policy.

Does the Policy apply to charitable trusts and foundations and other civic organizations if I serve as an officer, director, trustee, etc. of such trust or foundation?
The Policy applies to any organization that is your “affiliate.” An organization is your affiliate if you or any member of your immediate family (living in your house) exercises control over the organization’s decision to engage in any transaction in securities or has a monetary interest in the securities held by the organization. For example, a family charitable foundation (where you are the trustee) would be your affiliate because you decide whether the foundation engages in any transaction in Company securities. In this circumstance, particularly if you are a Designated Associate, you should avoid participating in decisions about Company securities (and you may even want to cause the foundation to avoid Company securities altogether) to prevent the foundation from having to comply with trading window restrictions.
Does the Policy apply to the exercise of stock options when the exercise price is paid with a portion of the option shares?
Yes, this is called a cashless exercise. In a cashless exercise, your broker exercises your stock options and sells on the open market enough of the shares acquired on exercise to pay your exercise price. The broker then credits your account with the balance of shares. Because this mechanism involves a sale of Home Depot stock, this type of transaction is covered under the Policy.
Does the Policy cover the exercise of stock options when the exercise price is paid by retiring previously acquired stock?
No, this type of transaction is not restricted by the Policy. In this case, you pay the exercise price by delivering to Home Depot shares of Home Depot stock that you already own. Then you receive all of the option shares but do not sell any. Because there is no public sale of Home Depot stock, the Policy does not apply in this situation.
Does the Policy apply to the exercise of stock options when the exercise price is paid in cash?
No, in this case you exercise the option, receive all of the option shares and pay the exercise price in cash. Because there is no public sale of Home Depot stock, the Policy does not apply in this situation.
Can I buy or sell shares using a limit order?
Yes, although the Company discourages use of limit orders. If, for example, the trading window is open and you instruct your broker to sell shares at “$300 per share ‘til canceled” and the trade executes after the window closes, then you have violated the Policy. Under these circumstances, you should, instead, proactively inform your broker of the window periods, instruct your broker to sell shares at “$300 per share ‘til canceled prior to the end of the window period,” and also ensure that the trade is then canceled prior to the window closing. You would also be required to cancel the limit order if you became subject to a special blackout period, or otherwise came into possession of material non-public information. You should not rely on a broker or a Company vendor (such as the transfer agent or stock plan administrator) to prevent you from trading while the window is closed. Note also that if you are a Section 16 Officer or a Director and your transaction is not completed within two days of your proposed transaction date, you must obtain pre-clearance again.

Does the Policy prohibit using Home Depot securities as collateral?
Unless you are a Section 16 Officer or Director, the Policy does not prohibit you from using Home Depot securities as collateral. This means that you may open margin accounts using Home Depot stock as collateral. You may also pledge Home Depot stock as collateral in connection with a loan. You should be aware, however, that a margin or foreclosure sale that occurs when you are aware of material non-public information may, under some circumstances, result in unlawful insider trading. You should exercise caution in holding Home Depot securities in a margin account or pledging Home Depot securities as collateral for a loan.
Section 16 Officers and Directors are prohibited from using Home Depot securities as collateral, including pledging Home Depot stock as collateral in connection with a loan, whether recourse or non-recourse, and opening margin accounts with Home Depot stock.
Does the Policy prohibit me from participating in consulting engagements regarding our Company or industry?
From time to time, associates may be asked to participate in outside industry events or to provide consulting services. While the Company supports benchmarking and networking with other entities, you should be careful that participating in an outside event does not create a conflict of interest or result in disclosure of confidential or material non-public information. For example, there are companies or groups, often referred to as research firms or “expert networks”, who specialize in providing connections to industry or subject matter experts, in order to obtain information for hedge funds, investment firms, and other market participants. They are paid by these market participants to recruit industry professionals and often offer a fee to compensate individuals for speaking with them. Their goal is to obtain material non-public or confidential information to assist with investment decisions. These types of conversations or engagements may create conflicts of interest, as addressed in our Conflicts of Interest Policy (available on MyApron), confidentiality concerns, and insider trading concerns.
The following outside engagements are not allowed:
•Offering Company, market or industry expertise to a third party whose primary objective is to provide insights into our business, industry, competitors, or to provide non-public information related to the Company to investors or other market participants.
•Participating in an interview, sponsored third-party forum, event, private conversation, expert network, or dialogue with industry specialists whose purpose is to provide independent insights and opinions to investors or other market participants.
Participation in these engagements can result in violations of the federal securities laws, which prohibit disclosure of material non-public information to enable another person to trade on the basis of that information, and of this Policy and our Investor Relations Disclosure and Communications Policy (available on MyApron). If you believe there is a valid business reason to participate in one of these situations, obtain prior consent from your Vice President. For Home Depot officers at or above the Vice President level, the request must be reviewed and approved by the Vice President, Internal Audit and Corporate Compliance.